UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2005

Date of Report (Date of earliest event reported)

MOSSIMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14208	33-0684524
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

2016 Broadway Santa Monica, California		90404
(Address of principal executive offices)		(Zip Code)

(310) 460-0040

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry Into a Material Definitive Agreement.

On September 21, 2005 Mossimo, Inc. (the “Company”), Mossimo Giannulli (“Giannulli”), Mossimo Holding Corp., a corporation wholly-owned by Giannulli (“Parent”), and Mossimo Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of September 21, 2005 (the “Merger Agreement”), providing for a cash tender offer to be made by Purchaser (the “Offer”) to acquire all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company not otherwise owned by Giannulli, Parent or Purchaser for $5.00 per share in cash, to be followed by a merger (the “Merger”) of Purchaser with and into the Company, with the Company to continue as the surviving corporation. The Company’s Board of Directors has unanimously approved the Merger Agreement based on a unanimous recommendation of the Special Committee of the board, which committee is comprised solely of independent directors.

The purchase of Shares in the Offer is subject to the non-waivable condition that the majority of the Shares not owned by Giannulli, Parent or Purchaser or their respective affiliates or the directors and executive officers of the Company are validly tendered and not withdrawn before the expiration of the Offer (the “Minimum Condition”). The purchase of Shares in the Offer also is subject to other conditions listed in Annex 1 to the Merger Agreement, including the receipt of financing sufficient to complete the tender offer and the merger.

Purchaser and the Company also entered into a Stock Option Agreement, dated as of September 21, 2005 (the Stock Option Agreement”), pursuant to which Purchaser shall have the option (the “Option”) to purchase from the Company the number of Shares that would increase the Purchaser’s total beneficial ownership to 90% of the then outstanding shares of Common Stock.  The Option is only exercisable if the Offer results in the satisfaction of the Minimum Condition but the Purchaser beneficially owns less than 90% of the then outstanding shares of Common Stock.  The Option is exercisable for cash or a combination of cash and a promissory note. The Purchaser’s exercise of the Option shall be subject to the terms and conditions set forth in the Stock Option Agreement.

The Offer is expected to commence approximately two weeks from the date of the Merger Agreement. Giannulli believes that the transaction can be completed by the end of November 2005.  The foregoing descriptions of the Merger Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the Stock Option Agreement, respectively, which are filed as exhibits hereto and incorporated herein by reference.

Giannulli beneficially owns 10,272,822 shares of Common Stock, which represents 65.23% of the outstanding shares of the Company’s Common Stock as of September 21, 2005.

Statements in this document represent the intentions, plans, expectations and beliefs of Giannulli, Parent, Purchaser and the Company and involve risks and uncertainties that could cause actual events to differ materially from the events described in this document, including risks and uncertainties related to whether the conditions to the tender offer will be satisfied, and if not, whether the Offer and the Merger will be completed, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the business or prospects of the Company. The Company cautions the reader that these factors, as well as other factors described or to be described in Giannulli’s or the Company’s SEC filings with respect to the Offer and the Merger, are among the factors that could cause actual events or results to differ materially from Giannulli’s or the Company’s current expectations described herein.

In connection with the proposed transaction, Giannulli will be filing a Tender Offer Statement on Schedule TO and Offer to Purchase and related materials (with Parent and Purchaser) and the Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the SEC. Investors and stockholders of the Company are advised to read the Schedule TO, the Offer to Purchase and the Schedule 14D-9 when they become available, and any other relevant documents filed with the SEC, because they will contain important information regarding the Offer and the Merger. The Offer to Purchase and the Schedule 14D-9 will be mailed to the Company’s stockholders. Investors and stockholders may also obtain a free copy of the Schedule TO, the Offer to Purchase and the Schedule 14D-9 (when available) and other documents filed by the Company with the SEC at the SEC’s web site at http://www.sec.gov.  Free copies of the Schedule TO, the Offer to Purchase and the Schedule 14D-9, once available, may also be obtained from the Company free of charge by directing a request to Mossimo, Inc., 2016 Broadway, Santa Monica, CA 90404, Attention: Chief Financial Officer.

Item 8.01.      Other Events.

On September 22, 2005, the Company and Giannulli issued a joint press release announcing the execution of the Merger Agreement. The text of the press release, which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger by and among Mossimo Holding Corp., Mossimo Acquisition Corp., Mossimo Giannulli and Mossimo, Inc., dated as of September 21, 2005
10.1	Stock Option Agreement by and between Mossimo Acquisition Corp. and Mossimo, Inc., dated as of September 21, 2005
99.1	Joint Press Release issued by Mossimo, Inc. and Mossimo Giannulli, dated September 22, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSSIMO, INC.

	By:	/s/ Mossimo Giannulli
Date: September 22, 2005	Name:	Mossimo Giannulli
	Title:	Chairman and Co-Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger by and among Mossimo Holding Corp., Mossimo Acquisition Corp., Mossimo Giannulli and Mossimo, Inc., dated as of September 21, 2005
10.1	Stock Option Agreement by and between Mossimo Acquisition Corp. and Mossimo, Inc., dated as of September 21, 2005
99.1	Joint Press Release issued by Mossimo, Inc. and Mossimo Giannulli, dated September 22, 2005